UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2019

BioDelivery Sciences International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31361	35-2089858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4131 ParkLake Ave., Suite #225 Raleigh, NC		27612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 919-582-9050

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2019, BioDelivery Sciences International, Inc. (the “Company”) appointed Terry Coelho as Chief Financial Officer. Ms. Coelho will also serve as the Company’s principal financial officer and principal accounting officer. Ms. Coelho replaced Ernest De Paolantonio in these positions effective as of January 15, 2019.    Mr. De Paolantonio will remain at the Company past such date in order to allow for an orderly transition.

In connection with Ms. Coelho’s appointments, the Company also entered into an employment agreement with her, effective as of January 15, 2019. The employment agreement provides for an at-will employment arrangement. The employment agreement provides for an initial annual base salary of $385,000 and an annual performance-based incentive cash bonus in an amount initially targeted at 45% of Ms. Coelho’s then-current base salary.

If Ms. Coelho’s employment is terminated by the Company other than for cause (as defined in her employment agreement), as a result of her death or disability or by Ms. Coelho for good reason (as defined in her employment agreement), and provided that Ms. Coelho signs and does not revoke a general release of claims against the Company, the Company will provide Ms. Coelho with a one-time cash severance payment equal to 100% of her annual base salary plus the pro-rated share of any earned annual bonus. If Ms. Coelho’s employment is terminated for cause, the Company will pay Ms. Coelho her salary and expenses reimbursable incurred through the date of termination.

In addition, if Ms. Coelho’s employment is terminated by the Company or its successor without cause (as defined in her employment agreement) within twelve months following the occurrence of a change of control (as defined in her employment agreement), and provided that Ms. Coelho signs and does not revoke a general release of claims against the Company, in lieu of the severance payment, (i) Ms. Coelho will be entitled to a one-time cash separation payment equal to 150% of her then current annual base salary and a one-time cash payment of 100% of her annual bonus target; (ii) Ms. Coelho will maintain any rights she may have been specifically granted pursuant to the Company or its successor’s retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) and any other employee benefit plans sponsored by the Company or its successor and (iii) all unvested time-based options, restricted stock units or other equity securities to acquire shares of the Company’s common stock granted to her under the Company’s 2011 Equity Incentive Plan or similar plan shall immediately become fully vested and shall be exercisable to the extent provided in the plan.

In connection with her appointment on January 15, 2019, Ms. Coelho will be granted stock options to purchase shares of the Company’s common stock with a value of $400,000 with a strike price based on the 30-day VWAP preceding her grant date and 55,000 restricted stock units. The options and restricted stock units will vest annually in 1/3 increments over 3 years, beginning on the one-year anniversary of her start date. The option is subject to Ms. Coelho’s continued service with the Company through the applicable vesting dates and to acceleration upon the occurrence of certain events as set forth in the option agreement and her employment agreement.

The foregoing description of the terms of Ms. Coelho’s employment agreement does not purport to be complete and is qualified in their entirety by reference to the complete text of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019.

Prior to joining the Company, Ms. Coelho, 57, served as the Chief Financial Officer & Treasurer for Balchem Corporation from October 2017 to October 2018. Prior to that, Ms. Coelho served as Chief Operating Officer of Diversey, Inc. from September 2017 to October 2017. Prior to that role, Ms. Coelho served as Vice President Finance and Global Commercial Excellence for Diversey Care, a division of Sealed Air Corporation, from February 2016 to August 2017 and Vice President Finance for Diversey Care from October 2014 to February 2016. Prior to joining Diversey Care, Ms. Coelho served as the Global Head of Oncology Development Finance for Novartis Pharmaceuticals Corporation, a multinational pharmaceutical company, from March 2010 to October 2014. Ms. Coelho has also held numerous roles of increasing responsibility with Novartis from 2007 through 2014 and with Mars Inc., a global manufacturer of confectionery, pet food and other food products, from 1987 to 2007. Ms. Coelho holds an M.B.A. in Finance from IBMEC in Brazil, and a B.A. in both Economics and International Relations, summa cum laude, from The American University School of International Service, in Washington, DC.

There are no arrangements or understandings between Ms. Coelho and any other person pursuant to which she was appointed as an executive officer of the Company, and there are no relationships between Ms. Coelho and the Company that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the appointment of Terry Coelho as Chief Financial Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated January 15, 2019, regarding executive leadership team changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 17, 2019	BIODELIVERY SCIENCES INTERNATIONAL, INC.

	By:	/S/ Herm Cukier
	Name:	Herm Cukier
	Title:	Chief Executive Officer